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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

             BOMBARDIER CAPITAL MORTGAGE SECURITIZATION CORPORATION






                  FIRST: The name of the corporation is Bombardier Capital Mortgage Securitization Corporation (the "Corporation").

                  SECOND: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, and the par value of each such share is One Dollar ($1.00) (the "Common Stock").

                  THIRD: The Common Stock shall be the only class of shares in the Corporation.

                  FOURTH: The Common Stock shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.

                  FIFTH: The street address of the Corporation's initial registered office in the State of Vermont is CT Corporation System, 148 College Street, Burlington, Vermont 05401.

                  SIXTH: The name and street address of the incorporator is David J. Sylvester, Downs Rachlin & Martin, PC, 199 Main Street, Burlington, Vermont 05401.

                  SEVENTH: The nature of business or purposes to be conducted or promoted by the Corporation is to acquire interests in, or interests in pools of, manufactured housing retail sale contracts and installment agreements, mortgage loans and similar agreements (and interests
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therein) ("Receivables"), enter into and comply with receivables transfer agreements, receivables purchase agreements, pooling and servicing agreements, underwriting agreements and other similar agreements for the acquisition and disposition of such Receivables, investing the proceeds derived from such activities and engaging in any lawful act or activity for which a corporation may be organized under the laws of the State of Vermont, which act or activity is incidental to and necessary or convenient to accomplish the foregoing.

                  EIGHTH: The Corporation's Board of Directors must be elected separately from the Boards of Directors of its Affiliates (as defined in Article TWELFTH below).

                  NINTH: The Board of Directors of the Corporation may make By-laws and from time to time may alter, amend or repeal such By-laws. Meetings of shareholders may be held within or without the State of Vermont, as the By-laws may provide. The books of the Corporation may (except as otherwise required by law) be kept within or without the State of Vermont at such place or places as may be designated from time to time by the Board of Directors.

                  TENTH: No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, solely as a director, based on a failure to discharge his or her duties in accordance with Section 8.30 of the Vermont Business Corporation Act, except liability for: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional or reckless infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 8.33 of the Vermont Business Corporation Act; or (iv) an intentional or reckless criminal act.

                  ELEVENTH: The Corporation shall not make or commence any bankruptcy or insolvency filing or proceeding or any similar filing or proceeding or make or commence any


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dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets without the unanimous vote of 100% of the entire Board of Directors (the phrase "entire Board of Directors," whenever used in these Articles of Incorporation, shall mean all of the directors of the Corporation who would be in office (including at least one Independent (as defined in Article TWELFTH below) Director) if there were at such time neither any vacancies nor any unfilled newly-created directorships on the Board of Directors), and the Corporation shall not acquiesce, petition or otherwise invoke or cause any other person or entity to invoke the process of the United States of America, any state or other political subdivision thereof or any other jurisdiction, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government for the purpose of commencing or sustaining a case against the Corporation under a federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Corporation for all or any part of its property or assets or ordering the winding-up, dissolution or liquidation of the affairs of the Corporation or a consolidation, merger or sale of all or substantially all of the assets of the Corporation if in any such case such action has not been approved by the vote of 100% of the entire Board of Directors.

                  Notwithstanding any other provision hereof, if there shall not be one Independent Director as required pursuant to Article TWELFTH of these Articles of Incorporation then in office and acting, no vote upon any matter set forth in this Article ELEVENTH shall be taken unless and until one such Independent Director shall have been duly elected and qualified.

                  TWELFTH: The Corporation shall at all times have at least one Independent (as hereinafter defined) Director and such Independent Director cannot be removed without the


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appointment of a successor Independent Director. In order for the Corporation to amend its Articles of Incorporation to modify any provision of Article SEVENTH, Article ELEVENTH, Article TWELFTH or Article THIRTEENTH, such amendment must be approved by the entire Board of Directors (including the Independent Director). For purposes of these Articles of Incorporation, (a) "Independent" shall mean, when used with respect to any individual, an individual who (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in the Corporation, or in any Affiliate of the Corporation, (iii) is not, and has not been, connected with the Corporation or any Affiliate of the Corporation as an officer, employee, promoter, underwriter, trustee, partner or person performing similar functions and is not a member of the immediate family of any such officer or employee and (iv) is not, and has not been, a director or stockholder of any Affiliate of the Corporation and is not a member of the immediate family of any such director or stockholder; (b) "Person" shall mean any individual, corporation, partnership, joint venture, joint stock company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing; and (c) "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, directly or indirectly to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise. In the event of the death, incapacity, resignation or removal of the Independent Director, the Board of Directors of the Corporation shall in a reasonably prompt manner elect a new Independent Director. Any Independent Director so elected by the Board of


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Directors shall hold office until the next annual election of directors and until his or her successor shall be duly elected and qualified. The Board of Directors of the Corporation shall not vote on any matter unless and until the Independent Director has been duly elected and qualified to serve on the Board of Directors.

                  THIRTEENTH: The Corporation

                  (a) shall not direct or participate in the management of any other Person's operations, and no other Person shall be permitted to direct or participate in the management of the Corporation;

                  (b) shall maintain a principal executive and administrative office through which its business is conducted separate from those of any other Person, and, to the extent that the Corporation and any other Persons have offices in contiguous space, there shall be fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses;

                  (c) engage only in those transactions described in the SEVENTH section hereof and matters necessarily incident thereto;

                  (d) shall have stationery and other business forms and a mailing address and a telephone number separate from that of any other Person;

                  (e) shall ensure that, to the extent that it jointly contracts with any of its stockholders or Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities and that each such entity shall bear its fair share of such costs and shall ensure that, to the extent that the Corporation contracts or does business with vendors or service providers where the goods and


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services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided and that each such entity shall bear its fare share of such costs;

                  (f) shall at all times be adequately capitalized in light of its contemplated business;

                  (g) shall at all times provide for its own operating expenses and liabilities from its own funds, shall not allow its funds to be diverted to any other Person or for other than the corporate use of the Corporation, and shall not, except as may be expressly permitted by agreements of the Corporation, allow its funds to be commingled with those of any Affiliate of the Corporation;

                  (h) shall maintain its assets and transactions separately from those of any other Person, reflect such assets and transactions in financial statements separate and distinct from those of any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of any other Person;

                  (i) shall ensure that all material transactions between the Corporation and any of its Affiliates shall be only on an arms'-length basis and shall receive the approval of the Board of Directors, including at least one Independent Director;

                  (j) shall hold itself out to the public under its own name as a legal entity separate and distinct from any other Person, shall act solely in its own corporate name and through its own authorized officers and agents, and no Affiliate of the Corporation shall be appointed to act as agent by the Corporation, except as may be expressly permitted by any written agreements of the Corporation;


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                  (k) shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for any obligations of any other Person, except as may be expressly permitted in any written agreements of the Corporation;

                  (l) shall not maintain any joint account with any other Person or become liable as a guarantor or otherwise with respect to any debt or contractual obligation of any other Person;

                  (m) shall not make any payment or distribution of assets with respect to any obligation of any other Person or grant any lien, security interest or encumbrance on any of its assets to secure any obligation of any other Person;

                  (n) shall not make loans, advances or otherwise extend credit to any other Person, except on an arm's length basis, and shall not permit any Affiliate of the Corporation to advance funds to the Corporation or otherwise supply funds to, or guaranty debts of, the Corporation, except as may be expressly permitted by any written agreements of the Corporation;

                  (o) shall hold regular duly noticed meetings of its shareholders and Board of Directors, no less than once annually, and make and retain minutes of such meetings;

                  (p) shall ensure that decisions with respect to its business and daily operations shall be independently made by the Corporation (although the officer making any particular decision may also be an officer or director of any Affiliate of the Corporation) and shall not be dictated by an Affiliate of the Corporation;

                  (q) shall have bills of sale (or other similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any other Person;


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                  (r) shall file its own tax returns or, if it is a member of a consolidated group, will join in the consolidated return of such group as a separate member thereof and shall ensure that any financial reports required of the Corporation shall comply with generally accepted accounting principles and shall be issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

                  (s) shall not fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; and

                  (t) shall comply with all provisions of these Articles of Incorporation and Bylaws and shall observe all necessary, appropriate and customary corporate formalities.

                  FOURTEENTH: Each Person who at any time is or shall have been a director, officer employee or agent of the Corporation and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as s director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the fullest extent authorized under Section
8.50 et seq. of the Vermont Business Corporation Act. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such director, officer, employee or agent may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.


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                  FIFTEENTH: Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the shareholder entitled thereto for a period of six (6) years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned, and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

                  IN WITNESS WHEREOF, I have signed these Articles of Incorporation as of this 7th day of November 1997.


                                                     /s/ David J. Sylvester
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                                                     David J. Sylvester
                                                     Incorporator


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